For immediate release
                                        Friday, June 23, 2000




               St. Joseph Light & Power Company today filed an

          application for an Accounting Authority Order (AAO) with

          the Missouri Public Service Commission (PSC).

               The application seeks authority for deferral of

          costs incurred by the company as a result of the June 7

          fire at the company's Lake Road power plant.

               While the incident is still being investigated, it

          is believed lubricating oil in a turbine-generator at

          the Lake Road power plant in St. Joseph caught fire.

               The fire resulted in the unplanned shutdown of the

          company's turbine 4/boiler 6 electric generator. The 4/6 unit produces 97 megawatts of power, and meets more than 25

          percent of the company's electric system requirements.

               Because of the loss of the 4/6 unit, the company

          now is required to purchase significant amounts of

          replacement electricity to meet customer requirements.

          The cost of that replacement power is significantly

          greater than the cost of producing electricity by the

          4/6 unit.



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                Light & Power expects it will be necessary to continue

          purchasing replacement power until the 4/6 unit is repaired and back in service.

                Current estimates of the cost for replacement energy

          above 4/6 energy costs and unit repair costs, and after

          insurance coverage is applied, are about $7.1 million.

          These estimates are based on a projected unit in-service

          date of Sept. 1.  Those costs are considered extraordinary and significant and are not reflected in Light &Power's

          electric rates set by the PSC.

                As a consequence of these events, the company's

          PSC application seeks authority for a deferral of costs

          incurred as a result of the incident. The company also

          is proposing, that in the company's next general rate case,

          these costs would be recovered in electric rates over a

          five-year period.  The company requests the accounting

          procedure be approved by year-end.

               The company believes the pending merger could make

          the AAO unnecessary if the PSC approves the regulatory

          plan proposed by UtiliCorp United Inc. and St. Joseph

          Light & Power Company that includes a five-year rate

          moratorium.

               Merger hearings before the PSC are scheduled for the

          week of July 10.

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Contact:  Jerry Musil
          816-387-6236 (office)
          816-262-0374 (cellular)
          816-233-5980 (home)
          jmusil@sjlp.com (e-mail)